Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consent of Independent Registered Public Accounting Firm

The Allied Defense Group, Inc.
Vienna, Virginia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-101724) and Form S-8 (Nos. 2-96771, 33-25677, 33-41422, 33-45303, 33-57170, and 33-57172), of The Allied Defense Group, Inc., of our reports dated October 5, 2006, relating to the consolidated financial statements and financial statement schedules, and the effectiveness of The Allied Defense Group, Inc.’s internal control over financial reporting, which appear in this Form 10-K. We are unable to and did not express an opinion in our report relating to the effectiveness of The Allied Defense Group, Inc.’s internal control over financial reporting.

BDO Seidman, LLP

Bethesda, Maryland
October 5, 2006

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